Exhibit 5(a)


                                  REID & PRIEST LLP
                                 40 West 57th Street
                              New York, New York  10019

                                                           (212) 603-2230


                                                New York, New York
                                                May 15, 1996



             National Fuel Gas Company
             10 Lafayette Square
             Buffalo, New York  14203

             Dear Sirs:

                       In connection with the proposed issuance and sale
             from time to time by National Fuel Gas Company (the "Company") of one or more series of Debentures (the "New Debentures") and/or Medium Term Notes ("New MTNs") (collectively, the New MTNs and New Debentures are referred to as the "New Debt Securities") aggregating up to $480,000,000 in principal amount, as contemplated by the registration statement on Form S-3 (the "Registration Statement") with respect to such New Debt Securities to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on or about the date hereof, we advise the Company as follows:

                       All action necessary to make the New Debt
             Securities valid, legal and binding obligations of the Company will have been taken when:

                       (a) The Securities and Exchange Commission shall have issued pursuant to the Public Utility Holding Company Act of 1935, as amended, an appropriate supplemental order authorizing the issuance of the New Debt Securities;

                       (b) A meeting or meetings of the Company's Board of Directors or a duly authorized committee thereof shall have been held and favorable action taken at such meeting or meetings to approve and authorize
                  (i) the proposed issuance and sale of the New Debt Securities (including the terms and provisions thereof), (ii) substantially the final forms of the proposed Supplemental Indentures (collectively, the "Supplemental Indentures") to the Indenture, dated October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company), as heretofore supplemented (as supplemented, the "Indenture") pursuant to which the New Debt Securities are to be issued, and (iii) such other final action as may be necessary to consummate the authorization and the proposed issuance and sale of the New Debt Securities;

                       (c) The Supplemental Indentures and any and all other documents to be used in connection with the proposed issuance and sale of the New Debt Securities shall have been duly executed and delivered and shall have become effective as therein provided;

                       (d) The New Debt Securities shall have been duly executed, authenticated, issued and delivered for the consideration contemplated; and

                       (e) Except to the extent that the proceeds of the New Debt Securities are used to refund outstanding Debentures heretofore issued under the Indenture or Funded Debt, as defined in Section 1.08 of the Indenture, the Company shall have complied with the restrictions on Funded Debt set forth in Section 6.05 of the Indenture.

                       We are members of the New York Bar and do not
             hold ourselves out as experts on the laws of New Jersey. Accordingly, in rendering this opinion, we have relied, as to all matters governed by the laws of New Jersey, upon the opinion of even date herewith of Stryker, Tams & Dill, New Jersey counsel for the Company, which is being filed as an exhibit to the Registration Statement.

                       We hereby consent to the use of our name in such
             registration statement and to the use of this opinion as an exhibit thereto.


                                           Very truly yours,

                                           /s/ REID & PRIEST LLP

                                           REID & PRIEST LLP